Exhibit 99.1

FOR IMMEDIATE RELEASE

RHAPSODY ACQUISITION CORP. AND PRIMORIS CORPORATION AGREE TO MERGE

Highlights

•	Primoris is one of the largest specialty contractors and engineering companies in the Western United States primarily serving the growing power and energy sectors
•	2007 unaudited Revenue was $547.7 million and 2007 unaudited EBITDA was $32.7 million
•	Three year revenue and EBITDA compound annual growth rate of 16.3% and 58.4%, respectively
•	Backlog of $463 million on December 31, 2007, an increase of $190 million, or 70%, from December 31, 2006
•	Experienced senior management with more than 25 years of average relevant industry experience
•	All stock transaction - the Primoris Holders will own 79.3% of the combined entity at closing
•
Attractive valuation: lower Price to Earnings and Enterprise Value to EBITDA multiples than the median of the publicly-traded comparables, based on Rhapsody’s liquidation value of approximately $7.88 per share

New York, NY and Lake Forest, CA - February 20, 2008 - Rhapsody Acquisition Corp. (OTCBB: RPSD; RPSDW; RPSDU) (“Rhapsody”) and privately-held Primoris Corporation (“Primoris” or the “Company”) today jointly announced that the companies have entered into a merger agreement whereby Primoris will merge into Rhapsody. Primoris is a holding company of various subsidiaries which cumulatively form a diversified engineering and construction company providing a wide range of construction, fabrication, maintenance, replacement and engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers. Primoris is one of the largest specialty contractors in the Western United States, with a strategic presence in Florida, Texas, Latin America, and Canada.

Primoris and its predecessor entities have built a reputation for excellence since their founding in 1946, including a track record of successfully completing high profile and complex projects. Approximately 75% of the Company’s revenues are generated in the growing power and energy sectors. Primoris serves a blue chip customer base in this industry with many client relationships in excess of 20 years. Major customers include Duke Energy, Conoco Phillips, British Petroleum, Pacific Gas & Electric, Sempra Energy, Williams, Valero, and Chevron. The remaining 25% of Primoris’ revenues are generated by the design and construction of water/wastewater treatment facilities and concrete structures, and deep trenching of heat distribution systems for civil structures.

Primoris’ unaudited revenues for the period December 31, 2005 through 2007 increased from $362.5 million to $547.7 million, a compound annual growth rate (“CAGR”) of 22.9%. During this same period, operating profit increased from $3.5 million to $30.2 million, a CAGR of 193.7%, while EBITDA (defined as earnings before interest expense, tax, depreciation, and amortization, see reconciliation in attached Primoris Corporation Selected Income Statement Data) increased from $10.0 million to $32.7 million, a CAGR of 80.8%. Primoris’ backlog at December 31, 2007 was $463 million (excluding anticipated revenue from facilities maintenance contracts and gas distribution contracts), an increase of $190 million, or 70%, from December 31, 2006. Please see accompanying summary financial tables for additional information.

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February 20, 2008

The Transaction

Under the terms of the transaction, the Primoris shareholders and its Foreign Managers (collectively, the “Primoris Holders”) will receive 24.1 million shares of Rhapsody at closing, representing 79.3% ownership in the combined entity. The Primoris Holders have agreed not to sell any shares for a period of twelve months following the consummation of the transaction.

In addition, the Primoris Holders may earn an additional 5.0 million shares if the following EBITDA (defined, for this purpose, as reported earnings before interest, taxes, depreciation and amortization, less noncash stock option expenses and transaction related and certain other nonrecurring expenses) targets are met:

Year Ending December 31	EBITDA Target	Contingent Shares
2008	$39.3 million	2.5 million
2009	$46.0 million	2.5 million

In addition, Primoris will distribute $50 million of the $63 million of cash on its balance sheet (as of December 31, 2007) to the Primoris Holders prior to closing. Upon closing of the transaction, which is expected in the second or third quarter of 2008, Rhapsody will change its name to Primoris Corporation and will seek a Nasdaq or NYSE listing.

The senior management of Primoris, which has more than 25 years of average relevant industry experience and is led by Chairman, President and CEO Brian Pratt, is expected to remain unchanged following the transaction. Nine key members of the senior management team have also signed employment agreements. Primoris’ current shareholders will have the right to nominate 5 of the Company’s 7 Board members and Rhapsody will have the right to nominate the remaining 2 Board members.

About Primoris and Its Markets

Primoris maintains its headquarters in Lake Forest, California and has regional offices in Pittsburg, San Francisco, Bakersfield, San Dimas and San Diego, California; Conroe and Pasadena, Texas; Sarasota and Ft. Lauderdale, Florida; Calgary, Alberta; and Quito, Ecuador.

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February 20, 2008

Primoris operates through five business units (% of total 2007E revenues):

	Year Ended December 31
(in millions)	2007		2006		2005
Business Unit	Revenue	%	Revenue	%	Revenue	%
Underground	$190	34.6%	$205	46.8%	$160	44.1%
Industrial	158	28.9%	58	15.5%	87	24.0%
ARB Structures	61	11.2%	70	16.0%	46	12.7%
Onquest	77	14.1%	40	9.1%	26	7.2%
Cardinal Contractors	61	11.2%	55	12.6%	44	12.1%
Totals (may not add due to rounding)	548	100.0%	429	100.0%	363	100.0%

Power and Energy

•
Underground (34.6% of 2007 Revenue) - Primoris, through its Underground group, is one of the largest pipeline contractors in the Western United States. The Company installs, replaces, repairs and rehabilitates natural gas, petrochemical product, and water and wastewater pipelines for transmission and distribution. Primoris’ construction techniques and equipment enable it to install pipelines efficiently under difficult conditions found in all types of terrain, including city streets, deserts and mountain ranges. In addition, Primoris’ directional drilling technology and equipment enables the Company to install pipelines cost-effectively beneath bays, river beds, land fills and other environmentally sensitive areas. Customers include: The Port of Long Beach; Pacific Gas & Electric; Kinder Morgan Energy Partners; Sempra Utilities and Shell Oil Company.

•
Industrial (28.9%) -- Primoris, through its Industrial group, serves as a turnkey contractor and maintenance service provider for heavy industrial facilities, primarily power plants, refining and petrochemical facilities. Construction of mechanical facilities typically involves the installation of major engineered equipment such as boilers, turbines and generators, piping systems (above and below ground), instrumentation, control buildings and the erection of structural steel. Primoris also provides maintenance services to cogeneration plants, refineries and similar mechanical facilities. Recent projects include those for Saxon/Fluor, Jacobs/BP, Imperial Irrigation District (CA), and Pacific Gas & Electric.

•
OnQuest (14.1%) - Primoris, through its Onquest subsidiary, engineers high-performance furnace and combustion technologies for refineries, the applications of which include crude distillation and coking. In addition to new equipment, a unique capability of the group is revamping and retrofitting of existing technology. OnQuest, with operations in California, Texas, and Canada, has completed projects for BP, Chevron, Conoco/Philips, Marathon/Ashland, Nova Chemicals, Shell Chemicals, Sunoco, and Texaco.

Other Markets

•
Cardinal Contractors (11.2%) -- The Cardinal Contractors group specializes in design build, general contracting and construction management of facilities and plants dedicated to reverse osmosis, desalinization, conventional water treatment, water reclamation, wastewater treatment, sludge processing, solid waste, pump stations, lift stations, flood control, and pipeline projects. Cardinal Contractors operates primarily in the Florida markets.

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February 20, 2008

Cardinal has performed work for the city of St. Petersburg, City of Miami Beach, City of Pembroke Pines, and Lehigh Utility Systems.

•
Structures (11.2%) -- Primoris, through its Structures group, designs and constructs clear-span, cast-in-place, concrete parking structures and complex, structural concrete installations for commercial building, hospitals, educational institutions, and municipalities. Primoris is one of the few contractors in Southern California that self-performs most of the form, place, and finish work with its own crews and equipment. Projects include structures erected for Cal State Fullerton University and the award-winning George Burns Parking Structure at Cedars Sinai hospital.

Primoris has successfully diversified its operations to lessen its dependence on any one market segment. From its beginning as an underground focused contractor, the company has added the following specialties: Industrial group through a 1989 acquisition; Structure group through a 1996 acquisition; Onquest engineering services through a start-up business in 2002, supplemented by the Born Canada acquisition in 2005; and finally the establishment of its water and wastewater business through its acquisition of Cardinal Contractors in 2004.

Eric Rosenfeld, Chairman and CEO of Rhapsody, commented, “We believe that Primoris represents everything we were searching for in a merger opportunity. The Company has an attractive growth profile as evidenced by the EBITDA earnout targets, high return on capital and a compelling valuation, with lower Price to Earnings and Enterprise Value to EBITDA multiples than the median of its publicly-traded comparables, based on Rhapsody’s liquidation value of approximately $7.88 per share. Primoris also possesses numerous sustainable competitive advantages, including an experienced management team, growing end markets (primarily in the power and energy sectors), a stable work force, a 60-year portfolio of successfully completed projects, long-term customer relationships,and a strong financial profile.”

“We believe that Primoris is well positioned to capitalize on compelling growth opportunities, including diversifying its presence in existing markets, entering new regions of the U.S. and Canada, both organically and through strategic acquisitions, and further developing services that complement its traditional focus. We believe Primoris is equipped to continue its pattern of growth and development and, to deliver long term value to its shareholders.” continued Eric Rosenfeld.

Brian Pratt, Chairman, President, and CEO of Primoris, stated, “Primoris completed a record year in 2007 and is continuing to experience strong results in 2008. We appreciate the confidence shown in our business by Rhapsody, and we look forward to working in collaboration with its executives to continue to grow the business. This transaction will give Primoris access to capital and public currency for acquisitions, elevate its profile within the industry and help us to attract and retain high quality professionals.”

For additional information on the acquisition, see the Form 8-K filed by Rhapsody, that will be filed later today, which can be obtained, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov). Primoris website is www.arbinc.com.

About Rhapsody Acquisition Corp.
Rhapsody was incorporated in Delaware on April 24, 2006 as a blank check company whose objective is to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Rhapsody’s initial public offering was declared effective October 3, 2006 and was consummated on October 10,

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February 20, 2008

2007, receiving net proceeds of $38.8 million through the sale of 5.2 million units at $8.00 per unit. Each unit was comprised of one share of Rhapsody common stock and one warrant with an exercise price of $5.00. As of December 31, 2007, Rhapsody held $40.8 million in a trust account maintained by an independent trustee, which will be released upon the consummation of the business combination.

The closing of the acquisition is subject to approval by the stockholders of Rhapsody, and holders of not more than 20% of the shares of Rhapsody voting against the acquisition and electing to convert their shares into cash, all in accordance with Rhapsody’s certificate of incorporation.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Rhapsody and Primoris. Forward looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of management of Rhapsody and Primoris. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the results included in such forward-looking statements.

Rhapsody and its directors and executive officers may be deemed to be participants in the solicitation of proxies for the special meeting of Rhapsody stockholders to be held to approve the merger. Stockholders are advised to read, when available, Rhapsody’s preliminary proxy statement/prospectus and definitive proxy statement/prospectus in connection with the solicitation of proxies for the special meeting because these statements will contain important information. The definitive proxy statement/prospectus will be mailed to stockholders as of a record date to be established for voting on the merger. Stockholders will also be able to obtain a copy of the proxy statement/prospectus, without charge, by directing a request to: Rhapsody Acquisition Corp., 825 Third Avenue, 40th Floor, New York, NY 10022. The preliminary proxy statement/prospectus and definitive proxy statement/prospectus, once available, can also be obtained, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov).

### #### ###

CONTACT:	-OR-	INVESTOR RELATIONS:
Rhapsody Acquisition Corp.		The Equity Group Inc.
Eric S. Rosenfeld		Devin Sullivan
Chairman & CEO		Senior Vice President
(212) 319-7676		(212) 836-9608 / dsullivan@equityny.com
Ethan Guttenplan
Account Executive
(212) 836-9605 / eguttenplan@equityny.com

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February 20, 2008

PRIMORIS CORPORATION SELECTED INCOME STATEMENT DATA
($ in millions)
(unaudited)

	FISCAL YEAR ENDED DECEMBER 31,

	2007	2006	2005
Revenue	$547.7	$438.8	$362.5
Cost of revenue	487.7	398.0	333.9
Provision for estimated Losses on Uncompleted Contracts	0.6	1.2	3.6

Gross profit	59.4	39.6	25.0

Selling, General & Administrative Expenses	29.2	26.0	21.5

Operating Income	30.2	13.6	3.5

Other Income (Expenses)
Equity Gain from Non-Consolidated Joint Ventures	(1.4)	1.8	0.8
Gain on Sale of Property and Equipment	0.2	0.4	1.2
Interest Income	1.8	0.6	0.2
Interest Expense	(1.7)	(1.2)	(0.8)
Other	(1.1)	(0.7)	(0.9)

Income before Provision for Income taxes	28.0	14.5	4.0

Provision for income Taxes	(0.9)	(1.2)	-

Income from Continuing Operations	27.1	13.3	4.0

Profit (Loss) from Discontinued Operations	-	-	1.5

Net Income	$27.1	$13.3	$5.5

Add back:
Interest Expense	1.7	1.2	0.8
Depreciation and amortization expenses:
Cost of revenue	4.6	4.7	5.3
Selling, General & Administrative Expenses	0.1	0.2	0.1
Other Income (Expenses)	0.1	0.1	0
Provision for income Taxes	0.9	1.2	-

Deduct:
Interest Income	1.8	0.6	0.2
Profit (Loss) from Discontinued Operations	-	-	1.5

EBITDA (non-GAAP measure)	32.7	20.1	10.0

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February 20, 2008

PRIMORIS CORPORATION BALANCE SHEET
($ in millions)
(unaudited)

	FISCAL YEAR ENDED DECEMBER 31,

	2007	2006	2005
ASSETS
Current Assets
Cash and Cash Equivalents	$63.0	$13.1	$16.9
Cash - Restricted	10.0	7.2	7.7
Accounts Receivable, Net	113.3	105.9	59.1
Cost and Estimated earnings in Excess of Billings	11.1	14.5	18.4
Inventory	2.4	2.4	2.6
Prepaid Expenses & Other Current Assets	1.8	0.9	0.9
Assets of Discontinued Operations	-	-	0.6

Total Current Assets	201.6	144.0	106.2

Property & Equipment, Net	14.0	12.2	15.8
Other Non Current Assets	0.8	0.5	0.7
Investments in Non-Consolidated Entities	-	3.6	1.8
Intangibles, Net	3.2	2.9	1.3

Total Assets	219.6	163.2	125.8

LIABILITIES & SHAREHOLDER'S EQUITY

Current Liabilities
Accounts Payable	58.9	48.1	43.6
Billings In Excess of Cost and Estimated Earnings	54.1	27.6	11.8
Accrued Expenses and other Current Liabilities	25.7	19.3	15.0
Liabilities of Discontinued operations	-	-	0.3
Distributions Payable	6.1	-	-
Current Portion of Long Term Debt	4.0	2.9	3.0

Total Current Liabilities	148.8	97.9	73.7

Long term Debt, net of Current Portion	21.4	21.4	18.6
Other Long Term Liabilities	1.3	0.9	0.7

Total Liabilities	171.5	120.2	93.0

Total Shareholders' Equity	48.1	43.0	32.8

Total Liabilities & Shareholder's Equity	$219.6	$163.2	$125.8